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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                                                                       EX-99.(p)
                           DODGE & COX CODE OF ETHICS
                                       AND
                       POLICY STATEMENT ON INSIDER TRADING

PART 1 - STATEMENT OF PRINCIPLES

        Dodge & Cox and the series of Dodge & Cox Funds (the "Dodge & Cox Funds" or the "Funds") (collectively, the "Dodge & Cox Group") have adopted this Code of Ethics (the "Code") and Policy Statement on Insider Trading (the "Insider Trading Policy")./1/

        The nature of our business places all directors, trustees, officers, employees, and affiliated retired officers of the Dodge & Cox Group in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. Our financial interest must at all times be subordinated to those of Dodge & Cox's clients.

        It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any affiliated retired officer, director, trustee, officer, or employee of the Dodge & Cox Group and clients of Dodge & Cox. Many of these are covered in the Code. If there is any doubt in your mind as to whether or not a possible conflict of interest is involved, you should consult the Chairman of the Board (HRH), President (JAG), Executive Vice President (KEO), or the Compliance Officer (TMM) of Dodge & Cox. Any information received in this connection will be held in strict confidence.

        In addition, the use of inside information to trade in securities or to benefit in any way is strictly forbidden. Part 12, Insider Trading Policy, highlights our policy on insider trading and the procedures in place to prevent it.

PART 2 - CONSEQUENCES OF NON-COMPLIANCE

        You are reminded that compliance with the letter and intent of the Code and Insider Trading Policy is essential to your continued affiliation with the Dodge & Cox Group. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

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/1/ This document was adopted to comply with Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

PART 3 - CODE OF ETHICS

3.1.    WHO IS COVERED BY THE CODE AND HOW DOES IT WORK?

        The Code covers all "access persons," that is the directors, trustees (other than independent trustees of Dodge & Cox Funds/2/), officers, employees and affiliated retired officers of the Dodge & Cox Group. The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others.

        In the case of independent trustees of Dodge & Cox Funds, you do not have to pre-clear your security transactions or file initial and annual holdings reports. Because an independent trustee is not involved in making investment decisions, the Code does not apply unless the independent trustee knows that a Fund transaction in a particular security is under consideration.

3.2.    WHAT ACCOUNTS AND TRANSACTIONS ARE COVERED?

        The Code covers all of your personal securities accounts and transactions. It also covers all securities and accounts in which you have "beneficial ownership" or any direct or indirect influence or control. A transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a transaction by you. Also, a transaction for any account in which you have any economic interest (other than the account of an unrelated client) is generally considered the same as a transaction by you. For example, if you invest in a corporation or other entity that invests in securities, that entity's securities transactions are considered yours, if you control the entity or have or share control over its investments (e.g., investment clubs). In a similar way, securities transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. If it is not clear whether a particular account or transaction is covered, you must ask the Compliance Officer for guidance.

3.3     WHAT SECURITIES ARE NOT COVERED BY THE CODE?

        You do not need to pre-clear or report transactions in: (i) securities that are direct obligations of the U.S. Government; (ii) CDs, bankers' acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of registered open-end investment companies.

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/2/ The term "access persons" does not include trustees of Dodge & Cox Funds who are not "interested persons" of the Trust under the Investment Company Act of 1940, unless they knew or should have known that during the 15-day period before or after a transaction, the security was purchased or sold, or considered for purchase or sale by a Fund or by Dodge & Cox on behalf of a Fund. These trustees may obtain periodic updates of investment decisions after the Funds have effected these transactions.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

3.4.    WHAT TRANSACTIONS ARE PROHIBITED BY THE CODE?

        A.      Front-running: Trading Ahead of a Fund or Client.

                You cannot front-run any trade of a Fund or client. The term "front-run" means trading on the basis of non-public market information regarding a contemplated transaction by a Fund or client, whether or not your trade and the Fund's or client's trade take place in the same market. Thus, you may not (i) purchase a security if you intend, or know of the Dodge & Cox Group's intention, to purchase that security or a related security on behalf of a Fund or client, or (ii) sell a security if you intend, or know the Dodge & Cox Group's intention, to sell that security or a related security on behalf of a Fund or client. In addition to other penalties that might apply, you will be expected to give up any profits on front-running transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients.

        B.      Scalping.

                You cannot purchase a security with the intention of recommending that the security be purchased for a Fund or client in a manner that results in a profit for you.

        C.      Trading Parallel to a Fund or Client.

                You cannot buy a security if you know that the same or a related security is being bought by a Fund or client, or sell a security if you know that the same or a related security is being sold by a Fund or client.

        D.      Trading Against a Fund or Client.

                You cannot (i) buy a security if you know that a Fund or client is selling the same or a related security, or has sold the security within the periods provided in Part 4.1.A of the Code or (ii) sell a security if you know that a Fund or client is buying the same or a related security, or has bought the security within the periods provided in Part 4.1.A of the Code. In addition, to other penalties that might apply, you will be expected to give up any profits you make from trading against a Fund or a client to the Dodge & Cox Group for the benefit of the affected Funds or clients.

        E.      Use of Proprietary Information.

                You cannot buy or sell any security if you have information obtained in the course of your employment with the Dodge & Cox Group concerning the security which you have not reported to the Chairman, President, Executive Vice President or Compliance Officer.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

        F.      Securities Sold in an Initial Public Offering and Options.

                You cannot buy securities in any initial public offering, or a secondary offering by an issuer or transact in options unless you get prior approval of the Chairman, President, Executive Vice President or Compliance Officer of the Dodge & Cox Group.

        G. Interests in Partnerships, Limited Offerings/3//Private Placements, Futures, Short Sales and Commodity Contracts.

                You cannot acquire limited partnership interests, private placements, futures, short sales or commodity contracts unless you get prior approval of the Chairman, President, Executive Vice President or Compliance Officer of the Dodge & Cox Group. Under normal circumstances, investments with short-term investment horizons are discouraged.

        H.      Short-Term Trading.

                You cannot engage in short-term trading (e.g., purchase and sale of the same (or equivalent)) security within sixty (60) calendar days unless you get prior approval of the Chairman, President, Executive Vice President or Compliance Officer of the Dodge & Cox Group. Transactions will be matched with any opposite transactions within the most recent 60 calendar days.

3.5.    DEFINITIONS.

        "Access Persons" include: (i) all officers, directors, trustees (other than independent trustees of Dodge & Cox Funds as defined above) and employees of entities in the Dodge & Cox Group; and (ii) all retired officers who have access to information about investments of a Dodge & Cox Fund or Client Account.

        "Client Account" means any Securities account or portfolio managed or directed by Dodge & Cox including Dodge & Cox Funds.

        "Personal Account" means any Securities account or portfolio in which an Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person's spouse, minor children or other relatives residing with or supported by the Access Person whether or not the Access Person has any influence or control over such account.

        "Security(ies)" is any Security other than direct obligations of the United States Government, CD's, bankers' acceptances, commercial paper and high quality/4/ short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

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/3/ An offering that is exempt from registration under the Securities Act of
1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506 or under the Securities Act of 1933.
/4/ Rated within the top two rating categories and with a maturity of less than 366 days.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

        "Transaction(s)" is defined as a purchase, sale, or any other type of acquisition or disposition of any Security, including those of private companies. A gift of a Security to a charitable organization or to an individual is considered a sale and must be reported. Similarly, the receipt of Securities by gift or otherwise is considered a purchase and must be reported. Stock splits, stock dividends and name changes need not be reported.

3.6.    RESTRICTIONS ON TRADING.

        Access Persons are encouraged in their personal accounts to choose investments in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading.

        Dodge & Cox does not wish to have Access Persons distracted by trading activities and believes that such activities invariably would detract from an Access Person's value to Dodge & Cox, the Funds, and its clients.

        Similarly, Access Persons are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the Access Person from his or her responsibilities.

PART 4 - PRE-CLEARANCE REQUIREMENTS

4.1.    PRIOR APPROVAL OF SECURITIES TRANSACTIONS - SCHEDULE A.

        A. Unless you are covered by Part 4.1.D of the Code, pre-approval from the Chairman (if the Chairman is unavailable, the President, Executive Vice President or Compliance Officer may approve Transactions) is required for all publicly and privately traded Security Transactions except: (Although a Security Transaction may be exempt from pre-clearance, it must still be reported on Schedule C.)

                1) Dividend Reinvestment Programs - Automatic dividend reinvestment programs;

                2) Corporate Actions - Non-volitional Transactions on the part of the issuer of the Security (e.g., spin-offs);

                3) Pro-Rata Distributions - Transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                4) Market Cap Limit - Securities which are not eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. issuers with market caps below $1 Billion or non-U.S. issuers with market caps below $400 million). Exception:
                        If a Security with a market cap below $1 Billion is widely held by Client

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                        Accounts or Funds, it must be pre-cleared. A current list of such Securities is maintained by the Compliance Officer;

                5) Payroll Programs/ESOPS - Transactions in Securities in connection with an employer sponsored tax qualified plan, such as an ESOP, provided the Compliance Department has been notified in advance by the Access Person that the spouse will be participating in the program;

                6) Tender Offers - Transactions in Securities pursuant to a bona fide tender offer made for any and all such securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding securities of a class of securities of an issuer must be pre-cleared; and

                7) No Investment Control - Transactions in any discretionary account that you open or maintain and for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, which is not affiliated with the Dodge & Cox Group, exercises sole investment discretion, if the following conditions are met:

                                (a) The terms of each account relationship ("Agreement") must be in writing and filed with the Compliance Officer prior to any Transactions;
                                (b) Any amendment to each Agreement must be filed with the Compliance Officer prior to the effective date; and
                                (c)     Each Agreement must obligate the
                                        investment manager to comply with the
                                        reporting requirements of the Code by
                                        filing the required reports with the
                                        Compliance Officer./5/

                        But, before you make any request that the discretionary account manager enter into or refrain from a specific Transaction or class of Transactions, you must first consult with the Compliance Officer and pre-clear the Transactions.

                        Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than 7 days, or if there is an active purchase program ongoing. Generally, the sale of a specific Security will not be permitted if it is held in Client Accounts and is currently being considered for sale, or is in the process of being sold or trimmed.

                        The pre-approval process and restrictions will help to insure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; and (iii) a buy or sell program is not underway.

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/5/ Any pre-existing Agreement must be promptly amended to comply with this condition. The required reports may be made in the form of an account statement if they are filed by the applicable deadline.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

        B.      HOW LONG DOES THE PRE-CLEARANCE LAST?

                A clearance is good for 24 hours unless same day execution is required as noted on Schedule A. Additionally, a clearance may be extended in special circumstances.

        C.      What form do I use to pre-clear a trade?

                You must fill in the pre-approval form (please see Schedule A) and give it to the Chairman, or in his absence the President, Executive Vice President or Compliance Officer, who will review the Transaction(s) to check whether Dodge & Cox is engaged in a buy or sell program or if the Security is being actively considered for purchase or sale.

        D. Must the independent trustees of Dodge & Cox Funds pre-clear trades?

                You need not pre-clear any Securities Transaction if you are an independent trustee of Dodge & Cox Funds unless you knew or should have known that during the 15-day period before the Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

PART 5 - PROHIBITED TRANSACTIONS

5.1.    INITIAL PUBLIC OFFERINGS/OPTIONS.

        Access Persons shall not acquire Securities in initial public offerings or secondary offerings by an issuer or transact in options unless he/she receives prior approval of the Chairman, President, Executive Vice President or Compliance Officer of the Dodge & Cox Group.

5.2. LIMITED OFFERINGS/PRIVATE PLACEMENTS/LIMITED PARTNERSHIPS/SHORT SALES/COMMODITIES.

        Access Persons cannot acquire limited partnership interests, securities in limited offerings/private placements, futures, short sales and commodity contracts unless he/she receives prior approval of the Chairman, President, Executive Vice President or Compliance Officer of the Dodge & Cox Group. Under normal circumstances, investments with short-term investment horizons are discouraged.

5.3.    SHORT-TERM TRADING.

        An Access Person cannot profit from the purchase and sale of the same (or equivalent) security within sixty (60) calendar days. Transactions will be matched with any opposite transaction within the most recent 60 calendar days. This restriction does not apply to trading within a shorter period to avoid losses if you do not violate any other provisions of this Code. If you violate this section you will be expected to give up all profits from these short-term trading

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

transactions to Dodge & Cox for the benefit of the affected Funds or other clients. If Dodge & Cox cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity chosen by Dodge & Cox.

PART 6 - GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

6.1. Access Persons shall immediately report any employment of relatives/6/ by any brokerage firm or related persons.

6.2. No orders may be placed by any Access Person for the purchase or sale of Securities for an account that is not in the Dodge & Cox Group, other than an account for the Access Person or for a spouse, minor child, parent or an account for which the Access Person is a fiduciary. If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written approval from two disinterested members of the Board of Directors of Dodge & Cox before placing an order, and (ii) report the Transaction under our standard reporting procedures.

6.3. No orders of any kind may be placed using Dodge & Cox trading facilities other than for Client Accounts under management.

6.4. If a Personal Account is also a Client Account, the restrictions contained in Part 4.A shall not apply as to any Transaction in such Account directed or approved by the Access Person if a portfolio manager or senior officer of Dodge & Cox has also approved the Transactions.

6.5. If an investment opportunity is brought to an Access Person in his/her capacity as an employee of Dodge & Cox, the Access Person must consult with the Chairman, President, Executive Vice President or Compliance Officer before entering into the Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

PART 7 - RESTRICTIONS ON ACCEPTANCE OF GIFTS, ETC.

        No Access Person shall accept any gift of material value, or any entertainment exceeding what is customary, from any client of Dodge & Cox or from a client's estate or from any broker/dealer, bank, corporation, or supplier of goods or services to Dodge & Cox or Client Accounts. Any Access Person who receives an offer of either a gift or a bequest of material value from any of the foregoing sources shall promptly report it to the Chairman, President, Executive Vice President, or Compliance Officer. This policy is not intended to limit or curtail purely

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/6/ A relative of an Access Person includes: (i) a spouse; (ii) parents;
(iii) grandparents; (iv) natural or adopted children; (v) aunts and uncles; and
(vi) brothers and sisters (including step and adoptive relationships).

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

personal gifts that Access Persons may receive from individuals in business. However, such gifts must be reported.

PART 8 - RESTRICTIONS ON SERVING AS FIDUCIARY

        Access Persons shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment advisor, partner, director, or other fiduciary without prior approval of the President or Chairman of the Board of Dodge & Cox. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

PART 9 - PROHIBITION ON OTHER CONFLICTS OF INTEREST

        No Access Person shall engage in any Transaction whether or not specified in this Code in which he/she has a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or the gaining of a financial benefit to the Access Person or a Personal Account by virtue of his/her relationship with the Dodge & Cox Group.

PART 10 - REPORTING OF SECURITIES TRANSACTIONS

10.1.   BACKGROUND AND CONFLICTS OF INTEREST.

        A.      Importance of Reporting.

                Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to Dodge & Cox Funds and other clients and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

        B. Disclosure of Beneficial Ownership of a Security by Research Analysts and Portfolio Managers.

                If you have any beneficial ownership in a security and you recommend to the Investment Policy Committee, International Investment Policy Committee, or the Fixed Income Strategy Committee that the security be considered for purchase or sale by a Fund or client you must disclose your beneficial ownership to the Chairman, President, Executive Vice President or Compliance Officer in writing before or simultaneously with the recommendation.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

10.2.   MONTHLY SECURITIES TRANSACTIONS REPORTS - SCHEDULE C.

        Unless you are an independent trustee of Dodge & Cox Funds, each Access Person shall file with the Compliance Officer not later than ten (10) days after the end of each month the information below on the form attached as Schedule C:
(Reminder: a "Security" does not include direct obligations of the U.S. Government, CD's, bankers' acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.)

                1) The date of the Transaction, Security name/type (Common, Bond - interest rate and maturity date), and the amount;
                2) The name of the account in which the Transaction was completed;
                3)      The nature of the Transaction;
                4)      Market cap of the security;
                5)      The price at which the Transaction was effected; and,
                6) The name of the broker, dealer, or bank with or through whom the Transaction was effected (if the Access Person established a new account during the month include the date the account was established).

Accounts managed by the Dodge & Cox Group are exempt from this requirement.

        If you are an independent trustee of Dodge & Cox Funds, you are not required to file Transaction reports unless you knew or should have known that during the 15-day period before or after a Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

10.3.   INITIAL AND ANNUAL SECURITIES HOLDINGS REPORTS - SCHEDULE D.

        An Access Person must file an initial holding report on Schedule D within ten days of being employed by Dodge & Cox and annually thereafter a holding report dated December 31 by January 30.

        If you are an independent trustee of Dodge & Cox Funds, you are not required to file Initial and Annual Holdings Reports unless you knew or should have known that during the 15-day period before or after a Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

10.4.   DIVIDEND REINVESTMENT PLANS

        If an Access Person participates in a dividend reinvestment plan for a Security, shares issued under the plan should be reported annually on Schedule D in lieu of Schedule C. Shares issued under the cash purchase option should be pre-cleared (if required) and reported each month on Schedule C.

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

PART 11 - DISCLAIMER OF BENEFICIAL OWNERSHIP

        An Access Person may include in any report required under Part 10 above a disclaimer as to beneficial ownership in any Securities covered by the report.

PART 12 - POLICY STATEMENT ON INSIDER TRADING

        The Dodge & Cox Group forbids any of its Access Persons from trading on or relaying inside information for personal benefit or on behalf of others. This policy applies to every Access Person and applies to activities both within and outside the Dodge & Cox Group.

        Insider trading is a breach of Federal Securities law and is subject to both civil and criminal penalties. In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increases the civil and criminal penalties for trading on material non-public information and broadens the scope of responsibility for preventing insider trading.

        The ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of a "controlling person" which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

        A.      Insider Trading.

                Federal Securities laws do not define the concept of an insider or insider trading; the burden of proof is on the individual and Dodge & Cox to show that it did not break the law. Any dispute will be judged in court looking back with perfect hindsight. Insider trading is generally defined as the use of inside information to trade in Securities or the communication of this information to others. The law prohibits:

                . trading by an insider in possession of material non-public information;
                . trading by a non-insider having inside information either disclosed by an insider in violation of his fiduciary duty to keep it confidential or misappropriated;
                . communicating material non-public information to others (tipping).

        B.      The Concept of the Insider.

                The concept of the insider is very broad. An insider includes employees, officers and directors of a company. Also included are persons associated with the company through a special, confidential relationship (i.e., duty of trust or confidence) in the conduct of the company's affairs and who receive information solely for the company's purposes. These "temporary

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

insiders" can include attorneys, consultants, accountants, financial printers and family or other non-business relationships.

        C.      What is Inside Information?

                Inside information is broadly defined to include two concepts: materiality and non-public. Material information is information which a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company's Securities. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e) (Regulation FD) of the Exchange Act which defines "public disclosure" as filing or furnishing a Form 8-K, or by disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

        D.      Procedure Upon Receipt of Inside Information.

                Before trading for yourself or others, including Client Accounts, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

                Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed? Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal or other publications of general circulation?)

                If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

                1)      Report the matter immediately to the Compliance Officer;
                2) Do not purchase or sell the Securities on behalf of yourself or Client Accounts;
                3) Do not communicate the information inside or outside the Dodge & Cox Group, other than to the Compliance Officer;
                4) The Compliance Officer shall immediately contact either the Chairman, President or Executive Vice President (as the circumstances warrant) for advice concerning any possible material, non-public information;

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   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                5) After the Compliance Officer has reviewed the issue and consulted with the Chairman, President, or Executive Vice President, you will be instructed either to continue the prohibitions against trading and communication noted in nos. 2 and 3, or you will be allowed to trade and communicate the information;
                6) In the event the information in your possession is determined by the Compliance Officer to be material and non-public, it may not be communicated to anyone, including persons within the Dodge & Cox Group, except as provided in no. 1 above. In addition, care should be taken so that the information is secure. For example, files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable;
                7) "Ethical Wall" Policy: In order to limit or contain the flow of material non-public information to those with a "need to know", the Dodge & Cox Group may institute some form of "Ethical Wall" (i.e., physical and organizational barriers to keep certain information segregated.) These barriers may involve appointment of back-up portfolio managers and restricting access to information. The Dodge & Cox Group will maintain sufficient documentation of actions taken pursuant to a "Ethical Wall;" and
                8) Restricted List: The Dodge & Cox Group maintains a "restricted list" of Securities for which it has obtained material non-public information or is otherwise restricted from trading. The list is maintained by the Compliance Officer and should be reviewed prior to the placement or execution of a Securities trade. The Compliance Officer shall make the list available to the Dodge & Cox trading desks.

PART 13 - SANCTIONS

        The Code is designed to insure compliance with applicable law and to maintain client and shareholder confidence in the Dodge & Cox Group.

        Not every violation of the Code is necessarily a violation of the law or the Dodge & Cox Group's Code and Policy Statement on Insider Trading. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Policy Statement on Insider Trading will be referred to the Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law, the Code, or the Policy Statement on Insider Trading, but which taken together demonstrate a lack of respect for the law and the Dodge & Cox Group's Code and Policy Statement on Insider Trading, may result in termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to, referral of the matter to the Board of Trustees of Dodge & Cox Funds and/or Dodge & Cox, disgorgement, termination of employment or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

PART 14 - WAIVERS OF COMPLIANCE

        The Compliance Officer may, after consultation with the Chairman, President or Executive Vice President of the Dodge & Cox Group, waive compliance by any person with the Code if he/she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of the Dodge & Cox Group; and
(iv) is not likely to permit a transaction or conduct that would violate provisions of applicable laws or regulations.

        Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be kept by the Compliance Officer.

PART 15 - CONTINUING RESPONSIBILITIES

15.1. The Compliance Officer shall make a record on Schedule A of all requests for pre-clearance regarding the purchase or sale of a Security, including the date of the request, the name of the Access Person, the details of the proposed transaction, and whether it was prohibited; and if prohibited, the Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client transactions.

15.2. The Compliance Officer shall also collect the signed initial acknowledgements of receipt and the annual acknowledgements from each Access Person of receipt of a copy of the Code and Policy Statement on Insider Trading, as well as Schedules A, B, C and D of the Code. The Compliance Officer shall preserve those acknowledgements and reports, the records of consultations and waivers, and the confirmations, statements and other information for the period required by applicable regulations.

15.3. The Board of Trustees, including a majority of the independent trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

15.4. The Compliance Officer shall submit a written quarterly report to Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

        1) Describes issues that arose during the previous quarter under the Code or procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

        2) Certifies to Dodge & Cox Funds' Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

15.5 The Compliance Officer will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited transaction and other requirements of the Code.

PART 16 - COMPLIANCE EDUCATION PROGRAM

        As part of the Dodge & Cox Group's ongoing compliance education program, it has implemented the following procedures:

        A.      Review for New Access Persons.

                The Compliance Officer shall identify and inform all Access Persons who are required to report under the Code. New Access Persons will be given a copy of the Code and will be required to read and sign it. The Compliance Officer will be available to review this statement with the Access Person.

        B.      Revisions.

                Any revisions of this Code and Policy Statement on Insider Trading will be distributed to all Access Persons.

        C.      Annual Review.

                Once a year, senior officers of Dodge & Cox and the Compliance Officer will review the Code and Policy Statement on Insider Trading with all Access Persons and will hold an in-service session on insider trading and related matters.

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                         DODGE & COX COMPLIANCE OFFICER:

                                Thomas M. Mistele

                   or in his absence the following designees:

                                 Harry R. Hagey
                               Kenneth E. Olivier
                                  John A. Gunn

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                               ACKNOWLEDGMENT FORM

                     DODGE & COX GROUP'S CODE OF ETHICS AND

              POLICY STATEMENTS ON INSIDER TRADING, AND PRIVACY AND

                            REGULATION S-P COMPLIANCE

                I hereby acknowledge receipt of a copy of the Dodge & Cox Group's Revised CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING, dated September 13, 2002, which I have read and understand, and certify that to the best of my knowledge, I have complied with the Code and the Policy Statement on Insider Trading to the extent they have applied to me during the past year. I further understand and acknowledge that any violation of the Code or the Policy Statement on Insider Trading, including engaging in a prohibited Transaction or failure to file reports as required (See Schedules A, B [reserved for future use], C and D), may subject me to disciplinary action, including termination of employment.

                I also hereby acknowledge receipt of a copy of the Dodge & Cox Group's Policy Statement on Privacy and Regulation S-P Compliance dated July 1, 2001.


                                         ---------------------------------------
                                                        Signature


                                         ---------------------------------------
                                                       Print name


                                         ---------------------------------------
                                                          Date

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                                   SCHEDULE A
                    SECURITIES TRANSACTION PRECLEARANCE FORM

Employee Name    _________________________            Date _____________________

Name of Account  _________________________

=================================================================================================================================
PURCHASE,                                                                  CHECKED      SAME DAY
SALE,                                                 MARKET      TAX      TRADING      EXECUTION
OR GIFT          SECURITY                 PRICE       CAP.        LOSS     ACTIVITY     REQUIRED       APPROVED    COMMENTS
=================================================================================================================================

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Signed                         Date                     Time
        --------------------        -----------------         -----------------
        HRH, JAG, KEO or TMM             (Approval expires 24 hours from
                                         this date and time, unless same
                                            day execution is required.)

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

                                   SCHEDULE B

                    THIS SCHEDULE IS RESERVED FOR FUTURE USE.

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

SCHEDULE C: SECURITIES TRANSACTIONS REPORT  COMPLIANCE REPORT:  [Employee Name]

This report of personal Securities Transactions pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940 or Rule 17j-1(c) of the Investment Company Act of 1940 must be completed and submitted to the Compliance Department not later than 10 days after the end of each month. Refer to Part 10 of the Revised Code of Ethics for further instructions.

-----------------------------------------------------------------------------------------------------------------------------------
                                                     Market Cap
                                 Security Name/Type  over $1 billion/
                                 (Common, Bond -     $400 million for                                   Broker-   Pre-Cleared thru
Trade   Name of      Buy, Sell   interest rate and   non-U.S. issuer                        Principal   Dealer    Compliance Dept.
Date    Account *    Or Other    maturity date)      (yes/no)           Quantity    Price   Amount      or Bank   (Date or N/A)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

* For any new account opened during the month, show the date the account was established.

[ ] I had no personal Securities Transactions during the preceding month that were required to be reported on Schedule C.

The report or recording of any Transaction above shall not be construed as an admission that I have any direct or indirect ownership in the Securities.

--------------------        --------------------      --------------------
    (Signature)                     (Date)                (Month Ending)

   DODGE & COX               INVESTMENT MANAGERS                  SAN FRANCISCO

SCHEDULE D: INITIAL, ANNUAL AND UPDATED SCHEDULE OF SECURITIES HOLDINGS [Employee Name]

This report shall include the information below of each security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund in or a client of the Dodge & Cox Group. In lieu of listing each security position below, you may instead attach copies of brokerage statements, sign below and return Schedule D and brokerage statements to the Compliance Officer.

------------------------------------------------------------------------------------------------------------------------------------
                                                 SECURITY TYPE
                                               (PREFERRED, COMMON,                                                      DIVIDEND
                                          BOND - INCLUDE INTEREST RATE/          SHARES/         BROKER-DEALER        REINVESTMENT
  NAME OF ACCOUNT      SECURITY NAME               MATURITY DATE)            PRINCIPAL AMOUNT     OR BANK            ("YES" OR "NO")
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

   To the best of my knowledge I have disclosed all of my securities holdings.

[ ]  I have no securities holdings to report.

[ ]  I have attached statements containing all my personal securities holdings.

--------------------        --------------------      --------------------
    (Signature)                     (Date)                (Year Ended)